Exhibit 99.1

ABCO ENERGY ANNOUNCES COMPLETION OF REVERSE STOCK SPLIT

ABCO Energy, Inc, (OTC PINK: ABCED) January 7, 2021, Tucson, Arizona, announced that the Company has completed its 170 for 1 reverse stock split on its common shares and the result has been that our shares have been quoted over the $.04 price for the first time in nearly two years. We believe that now the share price will begin to reflect the value of the Company’s efforts to increase sales and profits and show its maturity as a survivor in the public marketplace.

The Company has added new product lines to introduce to our current and new customers such as the following:

Commercial project solar array maintenance programs

Solar array power washing services

Solar powered and electric Pigeon and bird deflection products – Flock Off

Portable power generation products

Solar powered air conditioners – mini split

These products can be viewed on our website where more information is available.

“Though none of these products are new to the industry, they add to our portfolio for sales and service. The residential and commercial markets for solar are improving and we have a great deal of hope to be back to our pre-Covid19 sales levels sometime this year” said Mr. Shorey, the acting president. “We are all working very hard and looking forward to the vaccinations reaching our staff.”

Safe Harbor Statement

Note: Certain statements in this news release may contain “forward-looking” information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-5 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than the statements of fact, included in this press release may include forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will be accurate and actual results and future events could differ materially from those anticipated in such statements. ABCO undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances or to reflect unanticipated events or developments.

CONTACT INFORMATION: David Shorey Email: info@abcoenergy.com

2505 N. Alvernon Way, Tucson, AZ 85712

Phone: 520-777-0511 Fax: 520-620-5574 Website: www.abcoenergy.com